EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact - (713) 585-2900
Investors - Steve Bender
Media - David R. Hansen

Westlake Chemical Partners LP Announces First Quarter Earnings

•	Quarterly MLP distributable cash flow of $9.0 million

•	Acquired approximately 2.7% of additional interest in Westlake Chemical OpCo LP ("OpCo") effective April 1, 2015

•	Increased quarterly cash distribution by $0.0079 (2.87%) to $0.2829 per unit, announced on April 29, 2015
Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported first quarter 2015 net income attributable to the Partnership of $8.5 million, or $0.31 per limited partner unit, and MLP distributable cash flow of $9.0 million. Net sales for the period were $258.4 million at OpCo.
OpCo's sales agreement with Westlake Chemical Corporation is designed to provide for stable and predictable cash flows. The sales agreement provides that 95% of OpCo's ethylene production is sold to Westlake Chemical Corporation for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
On April 29, 2015, Westlake Partners announced that it has agreed to acquire approximately 2.7% of additional interest in OpCo for $135.3 million. This transaction was effective April 1, 2015 and is expected to be immediately accretive to MLP distributable cash flow. In conjunction with this transaction, Westlake Partners entered into a $300.0 million revolving credit facility with a finance subsidiary of Westlake Chemical Corporation to fund acquisitions, including potential additional purchases of interests in OpCo, and for general corporate purposes.
On April 29, 2015, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, declared a quarterly distribution of $0.2829 per unit to be payable on May 27, 2015 to the unitholders of record on May 12, 2015. The MLP distributable cash flow provided coverage of 1.17x the declared distributions.
"We are pleased to report another successful quarter of operations for Westlake Chemical Partners. This quarter highlights the benefits of the structure of our operations and the sales contract with Westlake Chemical. We are beginning to see the impact of previous internal growth initiatives coming online at our Petro 2 ethylene facility, where we set several new production records throughout the quarter. In addition to our previously announced expansion at our Petro 1 ethylene facility in Lake Charles, Louisiana in the first half of 2016, we continue to evaluate opportunities to increase the capacity and efficiency of our operations. The built in demand for our ethylene to serve Westlake's other businesses provide an outlet and incentive to maximize production. We believe continued consistent performance regardless of volatility in oil and ethylene markets combined with execution of our growth strategies, such as our recently announced acquisition of an additional interest in OpCo, will allow us to deliver long-term growth and value to our investors," said President and Chief Executive Officer Albert Chao.

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The statements in this release and the related teleconference relating to matters that are not historical facts, but forward-looking statements, including the results of the April 2015 purchase of additional interests in OpCo and future potential purchases of additional interest in OpCo, and the ability to deliver long-term growth and value to our investors, which could be adversely affected by, among other things, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of electricity; changes in prevailing economic conditions; actions of third parties; unanticipated ground, grade or water conditions; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; industrial accidents; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; late delivery of raw materials; difficulty collecting receivables; inability of our customers to take delivery; changes in the price and availability of transportation; fires, explosions or other accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 9, 2015.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This news release includes the term MLP distributable cash flow, which is a non-GAAP financial measure, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation and amortization, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow attributable to periods subsequent to the date of our initial public offering less distributable cash flow attributable to Westlake Chemical Corporation's noncontrolling interest in Westlake Chemical OpCo LP. Because MLP distributable cash flow may be defined differently by other companies in our industry, our definition of MLP distributable cash flow may not be comparable to similarly titled measures of other companies.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, Texas, the Partnership owns a 13.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com/.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' first quarter 2015 results will be held Monday, May 4, 2015 at 12:00 p.m. Eastern Time (11:00 a.m. Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2826 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 24773677.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Monday, May 11, 2015. To hear a replay, dial (855) 859-2056, or (404) 537-3406 for international callers. The replay passcode is 24773677.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/3ru84onf/lan/en and the earnings release can be obtained via the Partnership's web page at: http://westlakepartners.investorroom.com/news-events.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENT OF OPERATIONS (1)
(Unaudited)

Three Months Ended March 31, 2015

(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$208,913
Net co-product, ethylene and other sales—third parties	49,478
Total net sales	258,391
Cost of sales	162,164
Gross profit	96,227
Selling, general and administrative expenses	6,000
Income from operations	90,227
Other income (expense)
Interest expense	(1,376)
Other income, net	5
Income before income taxes	88,856
Provision for income taxes	467
Net income	88,389
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	79,889
Net income attributable to Westlake Partners	$8,500

Quarterly distribution declared per unit	$0.2829

MLP distributable cash flow	$8,961

Distribution declared
Limited partner units—public	$3,660
Limited partner units—Westlake	3,995
Incentive distribution rights	—
Total distribution declared	$7,655
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(1)	No comparative period is presented as the Westlake Partners' initial public offering was on August 4, 2014.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2015	December 31, 2014

	(In thousands of dollars, except unit amounts)
ASSETS
Current assets
Cash and cash equivalents	$144,918	$133,750
Accounts receivable, net—Westlake	37,982	18,529
Accounts receivable, net—third parties	16,997	37,520
Inventories	4,564	6,634
Prepaid expenses and other current assets	122	212
Total current assets	204,583	196,645
Property, plant and equipment, net	866,546	842,057
Other assets, net	53,832	57,733
Total assets	$1,124,961	$1,096,435

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$34,581	$31,984
Long-term debt payable to Westlake	257,829	227,638
Other liabilities	1,930	1,863
Total liabilities	294,340	261,485
Common unitholders—public (12,937,500 units issued and outstanding)	290,883	290,377
Common unitholder—Westlake (1,436,115 units issued and outstanding)	4,094	4,038
Subordinated unitholder—Westlake (12,686,115 units issued and outstanding)	36,178	35,681
General partner—Westlake	(242,572)	(242,572)
Total Westlake Chemical Partners LP partners' capital	88,583	87,524
Noncontrolling interest in OpCo	742,038	747,426
Total equity	830,621	834,950
Total liabilities and equity	$1,124,961	$1,096,435

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENT OF CASH FLOWS (1)
(Unaudited)

Three Months Ended March 31, 2015

(In thousands of dollars)
Cash flows from operating activities
Net income	$88,389
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,803
Other balance sheet changes	5,043
Net cash provided by operating activities	113,235
Cash flows from investing activities
Additions to property, plant and equipment	(39,540)
Net cash used for investing activities	(39,540)
Cash flows from financing activities
Proceeds from debt payable to Westlake	30,191
Quarterly distribution for the period from October 1, 2014 to December 31, 2014 to noncontrolling interest retained in OpCo by Westlake	(85,277)
Quarterly distributions for the period from October 1, 2014 to December 31, 2014 to unitholders	(7,441)
Net cash used for financing activities	(62,527)
Net increase in cash and cash equivalents	11,168
Cash and cash equivalents at beginning of period	133,750
Cash and cash equivalents at end of period	$144,918
_____________

(1)	No comparative period is presented as the Westlake Partners' initial public offering was on August 4, 2014.

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31, 2015	Three Months Ended December 31, 2014

	(In thousands of dollars)
MLP distributable cash flow	$8,961	$8,547
Add:
Distributable cash flow attributable to noncontrolling interests in OpCo	83,824	85,277
Maintenance capital expenditures	8,286	11,790
Contribution to turnaround reserves	7,121	7,463
Less:
Depreciation and amortization	(19,803)	(19,148)
Net income for the period	88,389	93,929
Depreciation and amortization	19,803	19,110
Other balance sheet changes	5,043	4,983
Net cash provided by operating activities	$113,235	$118,022

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